Exhibit 10.9.3

STERLING CONSTRUCTION COMPANY, INC.

2015 Long-Term Incentive Program

[Amended] Award Agreement

This 2015 Long-Term Incentive Program Award Agreement (this "Agreement") is made effective as of January 1, «First_Year» (the "Effective Date") and is entered into between you, «Plan_Participant», and Sterling Construction Company, Inc. (the "Company") pursuant to the Company's 2015 Long-Term Incentive Compensation Program, a copy of a description of which has been furnished to you (the "Program Description.") The shares and restricted stock units referred to in this Agreement are issued under the Company's Stock Incentive Plan, which is incorporated into this Agreement by this reference. In the event of a conflict between the terms of this Agreement and the Program Description, the terms of this Agreement will govern. In the event of a conflict between Program Description and the Stock Incentive Plan, the terms of the Stock Incentive Plan will govern.

By signing this Agreement, you acknowledge that you have received a copy of the Program Description, the Stock Incentive Plan, and a summary description of the Stock Incentive Plan, and that you accept this award.

In consideration of the foregoing recitals and the covenants made in this Agreement, you and the Company agree as follows:

1.	The «First_Year» Long-Term Incentive Compensation Program. On «CC_Vote_Date», the Compensation Committee of the Board of Directors of the Company (the "Committee") approved your participation in the «First_Year» Long-Term Incentive Compensation Program (the "2015 LTIP Program") which gives you and other participants the opportunity to earn shares of common stock of the Company. References in this Agreement to "common stock" mean the Company's common stock, $0.01 par value per share. The «First_Year» LTIP Program begins on January 1, «First_Year» and ends on December 31, «Last_Year». That period is referred to in this Agreement as the "Program Cycle."

2.	Time-Based Shares. The Company hereby awards to you under the terms and conditions of this Agreement «TB_Shares» shares of common stock. These shares are referred to in this Agreement as the "Time-Based Shares."

(a)	Restrictions on Transfer. You may not sell, assign, transfer, pledge or otherwise dispose of, or encumber any of the Time-Based Shares, or any of your rights or interests in them except by your will, or according to the laws of descent and distribution (the "Restrictions.")

(b)	Vesting. If you are an employee of the Company on December 31, «Last_Year», the Restrictions will expire, and the Time-Based Shares will vest. If you are not an employee on December 31, «Last_Year», your Time-Based Shares will be automatically forfeited except as otherwise provided below in Section 5 of this Agreement.

(c)	Rights as a Stockholder. Subject to the Restrictions and the other limitations and conditions set forth in this Agreement, while you are the owner of the Time-Based Shares, you will have all of the rights of a stockholder of the Company, including the right to vote the shares.

3.	Restricted Stock Units.

(a)	RSU's. The Company hereby also awards to you under the terms and conditions of this Agreement «RSUs» restricted stock units (the "Target RSU's.") Each of the Target RSU's is an unfunded and unsecured, non-transferable promise, subject to the vesting and other terms and conditions of this Agreement, to issue to you one share of common stock if the Target RSU vests.

(b)	Restrictions on Transfer. The Target RSU's are subject to the same restrictions on transfer as are described above in Section 2(a) for the Time-Based Shares.

(c)	Vesting — Performance Levels.

(i)	Target RSU's are eligible to be converted into shares of common stock and to vest depending on the ranking of the total shareholder return ("TSR") of the Company at the end of the Program Cycle compared to the TSR at the end of the Program Cycle of each company listed in Appendix A to this Agreement (the "Peer Group.")

(ii)	TSR is the percentage change in a company's stock price (plus dividends paid) over a period of time. For the 2015 LTIP Program, it is the change in the Company's stock price over the course of the Program Cycle.

(iii)	For purposes of computing the Company's TSR, the beginning stock price will be the simple average of the closing stock prices on the Nasdaq Stock Market during the month of December 2014 ($6.296) and the ending stock price will be the simple average in December 2017.

(iv)	The following table shows possible percentage rankings of the Company's TSR and the corresponding number, if any, of your Target RSU's that would vest. A ranking that falls between the ranking percentages in the table will be determined by lineal interpolation. Any fractional share that results from the calculations will be rounded up to the next whole share. As can be seen in the table, it is possible for more RSU's to vest than the number of your Target RSU's.

The Company's TSR Percentile Ranking	Percentage of Target RSU's that Vest
80% or higher	150%
50%	100%
25%	25%
Below 25%	0%

4.	Forfeiture.

(a)	Any Time-Based Shares that do not vest are automatically forfeited, returned to the Company, and retired.

(b)	Any Target RSU's that do not vest are automatically forfeited, canceled, and cease to be subject to vesting.

(c)	No compensation will be paid to you for any of your Time-Based Shares or Target RSU's that are forfeited.

5.	Termination of Employment & Change of Control.

(a)	If during the Program Cycle your employment is terminated by the Company for Cause (as defined below), or if you resign as an employee of the Company, your Time-Based Shares and Target RSU's will be forfeited.

(b)	If during the Program Cycle your employment is terminated by the Company without Cause, or because you have become permanently disabled (as defined below) or because of your death, your Time-Based Shares and Target RSU's will vest in full.

(c)	If during the Program Cycle you retire (as defined by the Committee) the number of Time-Based Shares and any Target RSU's that would have vested had your employment not terminated, based on the Company's TSR ranking at the end of the Program Cycle, will be multiplied by a fraction, the numerator of which is the number of whole calendar months in the Program Cycle that you were an employee of the Company, and the denominator of which is 36. The resulting number of Time-Based Shares and RSU's, if any, will vest at the end of the Program Cycle.

(d)	If during the Program Cycle there is a Change of Control of the Company (as that term is defined in the Stock Incentive Plan) all of the Time-Based Shares and Target RSU's will vest.

(e)	Cause & Permanent Disability. For purposes of this Agreement —

(i)	The term Cause and the terms permanent disability or permanently disabled will have the meanings set forth in any employment agreement between you and the Company that is in effect when your employment terminates.

(ii)	If there is no employment agreement between you and the Company then in effect, or if there is an employment agreement in effect, but either or both of those terms are not defined in the agreement —

(A)	Whether you have become permanently disabled will be determined in the good faith judgement of the Compensation Committee; and

(B)	The word Cause will mean the termination of your employment for one or more of the following reasons:

•	You were grossly negligent in the performance of your duties and/or responsibilities.

•	You refused to perform your duties and/or responsibilities.

•	You committed any act of theft or other dishonesty, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

•	You were convicted of any other criminal activity (other than a traffic violation or a minor misdemeanor.)

•	You participated in any activity involving moral turpitude that is, or could reasonably be expected to be injurious to the business or reputation of the Company.

•	You used alcohol immoderately and/or used non-prescribed narcotics that had the effect of adversely and materially affecting your performance of your duties and/or responsibilities.

•	You committed a material breach of a Company policy.

6.	Issuance of Time-Based Shares & Converted RSU's.

(a)	Your Time-Based Shares at the beginning of the Program Cycle, as well as any Target RSU's that vest and are converted into shares of common stock at the end of the Program Cycle will in each case be issued to you as a "book entry" in an account in your name at the Company's transfer agent. You will be advised of the issuance.

(b)	When the shares are no longer subject to the Restrictions, you may leave them in your account at the transfer agent; you may have them electronically transferred to your brokerage account; or on written request to the Company's Chief Human Resources Officer, you may have them delivered to you in the form of a paper stock certificate.

7.	Other Terms and Conditions.

(a)	Continuing Restrictions. Vested Time-Based Shares and shares of common stock issued for vested RSU's remain subject to all restrictions imposed on them by federal and state securities laws, rules and regulations, and by the Company's policies and rules relating to common stock.

(b)	Claw-Backs. All Time-Based Shares, RSU's, and shares of common stock awarded and/or issued under this Agreement are subject to recovery by the Company under the terms of the Company's Claw-Back Policy. A copy of the policy is attached to the Program Description.

(c)	Stock Dividends etc. Any additional shares of common stock that are issued during the Program Cycle on account of the Time-Based Shares as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares, or the like) will be subject to the terms and conditions of this Agreement, and are deemed included in the definition of the term "Time-Based Shares." In the event of any stock dividend, stock split or recapitalization, the number of your Target RSU's will be adjusted appropriately to reflect the event.

(d)	Securities & Other Laws. The Company may require as a pre-condition to the delivery to you of any shares of common stock that they have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock is then listed or quoted; and that either (i) a registration statement under the Securities Act of 1933 (the "Act") relating to the shares is in effect; or (ii) in the opinion of counsel to the Company, the issuance of the shares is exempt from registration under the Act. You agree to make the undertakings and agreements with the Company that the Company may reasonably require, and to take such other steps, if any, as counsel to the Company considers necessary to comply with any law applicable to the shares. The shares may be made subject to a stop order or other restriction if counsel for the Company considers it necessary to comply with applicable laws.

(e)	Taxes. You are responsible for any and all taxes that become payable by you by reason of the award and/or vesting of Time-Based Shares and Target RSU's. A summary of those tax consequences can be found in the Program Description. In accordance with the procedures adopted by the Committee, you may elect to satisfy any taxes that the Company is required to withhold upon vesting by transferring shares of common stock to the Company that have vested and been issued under this Agreement (or shares that you have otherwise acquired and have held for at least six months) that have a value on the last trading day of the Program Cycle equal to the taxes required to be withheld.

(f)	Compliance with Section 409A of the Code. The Company intends that this Agreement either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A. As a result, the Company has the right to amend this Agreement and the Program Description, or both, in order to cause them to be in compliance with Section 409A, or to qualify for being excepted from the provisions of Section 409A, and to take any other actions under the Program Description and this Agreement to achieve that compliance or exception.

(g)	Decisions by the Committee. Any dispute or disagreement that arises under, or as a result of, or relating to, this Agreement will be resolved by the Committee in its sole and absolute discretion, and any resolution or any other determination by the Committee, and any interpretation by the Committee of the terms and conditions of this Agreement will be final, binding, and conclusive on all persons affected by it.

(h)	When used in this Agreement, the word "will" is either predictive or is synonymous with the word "shall", meaning "required"; and the word "may" means "permitted."

(i)	Governing Law. The provisions of the «First_Year» LTIP Program and all awards made under this Agreement are governed by, and will be interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.

In Witness Whereof, the parties have signed this Agreement to be effective as of the Effective Date.

Sterling Construction Company, Inc.

By:
	Paul J. Varello	«Plan_Participant»
Chief Executive Officer

Appendix A

The Peer Group

MasTec, Inc.
Tutor Perini Corporation
Granite Construction Incorporated
Willbros Group, Inc.
Primoris Services Corporation
Dycom Industries, Inc.
Layne Christensen Company
Great Lakes Dredge & Dock Corporation
U.S. Concrete, Inc.
Integrated Electrical Services, Inc.
Orion Marine Group, Inc.
Argan, Inc.